Exhibit 2.1
ASSET PURCHASE AGREEMENT
dated as of June 11, 2010
among
Source Loop, LLC, as Seller,
Joseph Foster, Christopher Lee, Daren Moore and Roberto Morson, as Members
and
Veramark Technologies, Inc., as Buyer
This Asset Purchase Agreement (the “Agreement”) is made and entered into as of June 15, 2010, by and among (1) Source Loop, LLC, a Delaware limited liability company (the “Seller”), (2) Joseph Foster, Christopher Lee, Daren Moore and Roberto Morson, who together are the owners of all of the issued and outstanding membership interests in the Seller (the “Members”), and (3) Veramark Technologies, Inc., a Delaware corporation (the “Buyer”).
RECITALS
WHEREAS, Seller is engaged in, among other things, conducting the Business (as defined on Schedule 1.02 to this Agreement); and
WHEREAS, the Members own all of the outstanding membership interests in the Seller; and
WHEREAS, Buyer desires to purchase and Seller desires to sell substantially all of Seller’s assets used in the Business (subject to certain exceptions as described in this Agreement), upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.01. Rules of Construction. Certain rules of construction are set forth on Schedule 1.01, and they shall apply for all purposes of this Agreement any agreement or instrument governed by or entered into in connection with this Agreement.
Section 1.02. Definitions. Each term that is defined on Schedule 1.02 to this Agreement shall have the meaning set forth on such Schedule for all purposes of this Agreement any agreement or instrument governed by or entered into in connection with this Agreement, unless otherwise defined in such other agreement or instrument. Such definitions shall apply equally to both the singular and plural forms of the terms defined and to the correlative forms of such terms.

ARTICLE 2
SALE AND PURCHASE OF ASSETS
Section 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to the Buyer at the Closing, free and clear of all Liens, all of Seller’s right, title and interest in, to and under all of the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by Seller in connection with the Business as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet that relate to the Business and not disposed of in the ordinary course of business as permitted by this Agreement, and all assets of Seller thereafter acquired by Seller that are Used or Usable in connection with the Business (the “Purchased Assets”), and including all right, title and interest of Seller in, to and under:
(a) all supplies, equipment, computers, furniture, fixtures, and other tangible property held or Used by Seller in connection with the Business, and Seller’s interest as lessee in any leases with respect to any of the foregoing;
(b) all of Seller’s rights under (1) the subscription license agreement with MBG Expense Management, LLC; (2) the Assigned Contracts including Home Depot U.S.A., Inc., USA Mobility Wireless, Inc., The Hanover Insurance Company, Asurion Insurance Services, Inc., NEW Corporation, Rivermine Software, Inc. and Cambridge Associates LLC, (3) the hosting agreement with iland Internet Solutions Corporation; (4) the sourcing software license agreement with Iasta.com, Inc.; and (5) subcontractor agreements with Ronald Jessie and Dzenana Cukovic and each of the other Contracts listed on Schedule 2.01 (the “Assigned Contracts”);
(c) all Sales Prospects;
(d) all proprietary knowledge, Trade Secrets, Confidential Information, computer software and licenses, patents, copyrights, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions, manuals and other similar know-how or rights heretofore Used in the conduct of the Business, together with all other Intellectual Property Rights heretofore Used in connection with the Business, including all files, manuals, documentation and source and object codes related thereto, in particular its source code to all products and services heretofore sold under the “Source Loop” trade name;
(e) [intentionally omitted]

(f) all utility, security and other deposits and prepaid assets and expenses, other than those listed on Schedule 2.01(f);
(g) Seller’s franchises, Permits and other authorizations of third parties and Governmental Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable), licenses, telephone numbers, Customer and prospective customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, chooses in action and similar obligations owing to Seller from its present and former members, officers, employees, agents and others, together with all books, operating data and records (including financial, accounting and credit records), files, papers, records and other data of Seller), other than those listed on Schedule 2.01(g);
(h) [intentionally omitted]
(i) all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including unliquidated rights under manufacturers’ and vendors’ warranties; and
(j) all of Seller’s cash and cash equivalents on hand and in banks and Seller’s accounts, notes and other receivables (or collections with respect to such receivables) that are not Excluded Assets pursuant to the provisions of Sections 2.02(b), 2.02(c) and 2.02(d).
Section 2.02. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:
(a) the Purchase Price and other rights of Seller under this Agreement;
(b) Seller’s corporate minute book and stock records;
(c) the lesser of $300,000 or the actual amount of Seller’s cash and cash equivalents on hand and in banks;
(d) the oldest of Seller’s accounts, notes and other receivables (or collections with respect to such receivables) as of the Closing Date, up to an amount that is equal to $300,000 less the amount of cash and cash equivalents excluded pursuant to section 2.02(c); and, in addition, all receivables from those customers that are designated as Excluded Assets;
(e) all insurance policies and all proceeds thereof, other than proceeds that relate to any claims for damage to or destruction of the Purchased Assets from the date of this Agreement until the Closing Date;

(f) Seller’s ownership interest in Invoice IQ, LLC and all software technology developed by Invoice IQ or its co-founder, Eric Pitches, that relates to the Invoice IQ business; provided, however, that to the extent any of such software technology relates to or is Used in the Business, Buyer shall be granted a non-exclusive, fully-paid license to use, modify, enhance, copy, license and sublicense such software (including but not limited to Invoice IQ) in both source code and object code form, on terms acceptable to Buyer, in its reasonable discretion.
(g) any Real Property or leases for Real Property other than the Office Lease;
(h) Seller’s lease of its office space in at 46090 Lake Center Plaza, Suite 203, Sterling VA 20165, together with all contents therein, other than such contents as are used in connection with that portion of the Business that is not conducted principally at that location);
(i) the agreement between Seller and Blue Mile Networks pursuant to which Seller provides CDR analysis services to Blue Mile Networks;
(j) the agreement between Seller and Telwares, Inc pursuant to which Seller provides subcontractor services to Level3;
(k) the subcontractor agreement between Seller and Third Law Consulting, LLC pursuant to which Seller provides sourcing services to FairPoint Communications;
(l) any purchased assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;
(m) All fixtures, furniture, equipment, office supplies and software (subject, however, to Section 2.02(f) above) located in Seller’s Virginia office on the date of this Agreement; and
(n) Seller’s domain names, domain name registrations, web sites and the content therein, as well as the Carrier CDR Audit routines used by the Retained Operation.
Section 2.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the following liabilities (the “Assumed Liabilities”): (1) the Office Lease; (2) the subscription license agreement with MBG Expense Management, LLC; (3) the Assigned Contracts including [*]1, (4) the hosting agreement with iland Internet Solutions Corporation; (5) the sourcing software license agreement with Iasta.com, Inc.; (6) subcontractor agreements with Ronald Jessie and Dzenana Cukovic; and all other contracts and agreements listed in Schedule 3.14(a).

[1]	Denotes redacted information

Section 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller (or any predecessor of Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, Seller and the Members expressly acknowledge and agree that Seller shall retain, and Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge:
(a) any liability or obligation of Seller and/or the Members for Taxes, whether measured by income or otherwise;
(b) any liability or obligation for Taxes arising in connection with any products or services sold, delivered or otherwise provided by or on behalf of Seller prior to the Closing;
(c) any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including any liability or obligation of Seller under or in connection with ERISA or any plan or benefit program or agreement;
(d) any Environmental Liability;
(e) any product liability or warranty pertaining to products and/or services sold, licensed, developed, manufactured or delivered by Seller prior to the Closing Date;
(f) any liability or obligation to a third party with respect to any Assumed Liability to the extent such liability or obligation relates to or arises from any act or omission taking place prior to the Closing Date;
(g) any liability or obligation of Seller to the Members, any Affiliate of Seller or the Members, or any Person claiming to have a right to acquire any membership interest in or other securities of Seller;
(h) any liability relating to leases for real or personal property other than the leases enumerated in Section 2.03;
(i) any liability or obligation relating to an Excluded Asset;

(j) any liability or obligation to provide services or products under or in connection with any Assigned Contract prior to the Closing Date (it being understood that Buyer is responsible for providing such products or services after the Closing Date in accordance with the terms of such Assigned Contract); or
(k) any liability or obligation arising or relating to the pre-Closing time period under any Assigned Contract.
Section 2.05. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of the Buyer or Seller thereunder. Seller will use commercially reasonable efforts (but without any payment of money by Buyer) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will diligently cooperate in good faith in the thirty-five (35) days after the Closing to arrive at a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.
Section 2.06 Purchase Price.
(a) The purchase price for the Purchased Assets (the “Purchase Price”) is One Million Five Hundred Thousand Dollars ($1,500,000), less any adjustment as provided below, plus Five Hundred Thousand shares of Common Stock. The Purchase Price shall be paid to the Seller, and the timing of payments and the adjustments to payments, if any, are set forth below:

(b) The cash portion of the Purchase Price will be paid as follows:

PERIOD ENDING:	CLOSING	12/31/2010	6/30/2011	12/31/2011
Cash based on Source Loop Cash & A/R	Cash and A/R up to a maximum cap of $300,000
Additional CASH	$300,000	$300,000	$300,000	$300,000
VERAMARK STOCK (in shares)	100,000	100,000	100,000	200,000
(c) Seller will, at Closing, be paid up to $300,000 in cash and A/R. Payment will be all of the Seller’s cash up to $300,000. If the Seller’s cash is less than $300,000, the balance will be paid from collections of the Seller’s accounts receivable that are not Excluded Assets, as collected. If Seller’s cash and accounts receivable collected on account of contracts that are not Excluded Assets are less than $300,000, payment and the purchase price will be adjusted accordingly. Buyer will use commercially reasonable efforts to collect the Seller’s accounts receivable. Collections from any Customer will be applied first to the oldest accounts. Each account receivable will become ineligible for payment to Seller after nine months from the payment due date, based upon the applicable invoice or contract; provided, however, that Seller may pursue and collect amounts on account of such receivables after such nine month period, (i) for Seller’s own account until Seller shall have received an aggregate of $300,000 based upon (x) Seller’s cash on hand at Closing paid to Seller pursuant to this paragraph, (y) collection of Seller’s accounts receivable by Buyer and consequent payments to Seller pursuant to this paragraph and (z) collections by Seller of ineligible accounts receivable and (ii) thereafter, for the account of Buyer.

(d) All payments are subject to adjustments if certain revenue targets are not met or if certain key employees voluntarily resign from Buyer (other than by reason of death, disability or termination by the Buyer without cause), as described below:

DESCRIPTION	MEASURE	ADJUSTMENT
06/01/2010 through 12/31/2010 GROSS REVENUE FROM SOURCE LOOP CONTRACTS AND CONTACTS	[*]	REDUCE $300,000 CASH PAYMENT ON 12/31/2010 BY $.50 FOR EVERY $1.00 BELOW $[*] REDUCTION NOT TO EXCEED $300,000.
12 MONTHS FROM CLOSING DATE	[*]	REDUCE $300,000 CASH PAYMENT ON 6/30/2011 BY [*] REDUCTION (FOR THIS ADJUSTMENT AND THE ADJUSTMENT IN THE ROW IMMEDIATELY BELOW THIS ROW) NOT TO EXCEED $300,000.
12 MONTHS FROM CLOSING DATE	[*]	REDUCE $300,000 CASH PAYMENT ON 6/30/2011 [*] REDUCTION (FOR THIS ADJUSTMENT AND THE ADJUSTMENT IN THE ROW IMMEDIATELY ABOVE THIS ROW) NOT TO EXCEED $300,000.
FROM 01/01/2011 TO 12/31/2011 TEM REVENUE FOR COMBINED COMPANY	TARGET = [*] plus 100% of the annualized run rate of TEM Revenue of Buyer that is not earned by Buyer from (i) contracts and leads included within the Purchased Assets or (ii) contracts or leads introduced or sent to Buyer by Seller personnel post-Closing (the “TARGET”)	REDUCE $300,000 CASH PAYMENT ON 12/31/2011 BY [*], REDUCTION NOT TO EXCEED $300,000.
[*]
(e) The purchase price for the Purchased Assets will be increased by $50,000 if Buyer’s total TEM Revenue for FY2011 exceeds 125% of the TARGET.

(f) All Payments will be paid within 15 days of the completion of the corresponding quarter end financial audit as performed by a third party accounting firm. Achievement of TARGET will be determined based on the final audited financial reports. In connection with all calculations (“Calculations”) made by Buyer under this Section 2.06(f):
(i) Buyer shall permit Seller and its accountant to review, at reasonable times and upon reasonable notice during normal business hours, Buyer’s financial books and records relating to a Calculation, so that Seller can verify the accuracy thereof.
(ii) If, within 30 days following receipt of Buyer’s Calculation, Seller has not given Buyer written notice of an objection as to such Calculation (which notice shall state the basis of the objection), then the Calculation shall be binding and conclusive on the parties.
(iii) If Seller duly gives Buyer a notice of objection of a particular Calculation, and if Seller and the Buyer fail to resolve the issues outstanding with respect to the Calculation in question within 30 days of Buyer’s receipt of the objection notice, Seller and Buyer shall submit the issues remaining in dispute to an independent accountant of national or regional standing mutually agreeable to the parties (acting in good faith, with the understanding that such independent accountant shall not be an accountant of, or have performed any accounting, auditing, consulting or similar services for, any party to this Agreement) (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 2.06. If issues are submitted to the Independent Accountants for resolution, (A) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss in the presence of the other parties the issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within 60 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the re-calculation (if and as necessary based on the conclusion of the Independent Accountants); and (C) the non-prevailing party in such proceeding shall, at the option of the Independent Accountants, bear all of the fees and costs of the Independent Accountants for such determination and if the Independent Accountants shall not determine that the non-prevailing party shall bear all of such fees and expenses, Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(g) The Restricted Stock portion of the Purchase Price will be earned based upon achievement of the following milestones, subject to subsection (h) below:
RESTRICTED STOCK

DATE	SHARES	RESTRICTION
CLOSING	100,000	Sign definitive agreement
12/31/2010	Up to 100,000; 5,000 earned for [*]	2010 TEM Revenue earned by Buyer from (i) contracts included within the Purchased Assets or (ii) contracts or leads introduced or sent to Buyer by Seller personnel post-Closing > [*]
6/30/2011	Up to 100,000; 5,000 earned for each [*]	1st half 2011 TEM Revenue > 50% of TARGET
12/31/2011	Up to 200,000; 10,000 earned for each [*]	2nd half 2011 TEM Revenue > 50% of TARGET
(h) As to paragraph g above, Restricted Stock will roll-forward to the next milestone as a “Catch-up provision”. Previous amounts not earned, if any, will be earned if the total, cumulative applicable TEM Revenue exceeds the amount of the total cumulative threshold amount. The Catch-up provision expires on December 31, 2011.
(i) TEM Revenue will be recognized on a GAAP accrual basis.
(j) The Veramark TEM Revenue Run Rate that is annualized to determine the TARGET shall equal the TEM Revenue recognized by Buyer in the Fourth Quarter of 2010 (Q4 FY2010) ending December 31, 2010 that is not earned by Buyer from (i) contracts and leads included within the Purchased Assets or (ii) contracts or leads introduced or sent to Buyer by Seller personnel post-Closing.
(k) The Purchase Price shall be allocated, apportioned and adjusted among the Purchased Assets in the manner specified in IRS Form 8594, which shall be prepared in good faith by Seller and furnished to Buyer within 45 days after the Closing. In preparing said Form, Seller shall consult with Buyer. The parties agree to abide by such allocations for all tax reporting purposes.
Section 2.07. Closing.
(a) Subject to the conditions stated in Article 5 of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Boylan, Brown, Code, Vigdor & Wilson, LLP, or as otherwise mutually agreed to by the parties, on the Closing Date.
(b) at the Closing, Buyer shall:
(i) deliver to Seller the cash required to be delivered at the Closing pursuant to Section 2.06;
(ii) deliver to Seller the Shares required to be delivered at the Closing pursuant to Section 2.06;
(iii) execute and deliver to the Seller an assignment and assumption agreement substantially in the form attached hereto as Exhibit 2.01(b)(iii) (the “Assignment and Assumption Agreement”);

(iv) enter into employment agreements in the forms of Exhibits 2.07(b)(iv)-1 and 2.07(b)(iv)-2, with Daren Moore and Joseph Foster, respectively (the “Employment Agreements”);
(v) enter into consulting agreements in the forms of Exhibits 2.07(b)(v)-1 and 2.07(b)(v)-2, with Christopher Lee and Roberto Morson, respectively (the Consulting Agreements”);
(vi) deliver to the Seller a certificate, dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer representing and warranting after reasonable investigation that the conditions set forth in Section 5.01(b) have been duly satisfied.
(c) at the Closing, Seller shall:
(i) execute and deliver to the Buyer a bill of sale substantially in the form attached hereto as Exhibit 2.07(c)(i) (the “Bill of Sale”);
(ii) deliver to Buyer evidence satisfactory to Buyer that consents have been obtained with respect to the items set forth in Schedule 2.07(c)(ii), unless the parties agree to effect the Closing without certain consents in hand;
(iii) deliver to Buyer possession of (x) all of its source codes for computer software programs that are or have been used in connection with the Business and (y) all of its Customer and prospective customer lists;
(iv) deliver to Buyer such other deeds, bills of sale, endorsements, consents, assignments, and other good and sufficient instruments of title as Buyer reasonably shall require to vest in Buyer all right, title and interest in, to and under the Purchased Assets;
(v) deliver to the Buyer a certificate, dated as of the Closing Date, signed on behalf of Seller by its Managing Partner and signed by each of the Members representing and warranting after reasonable investigation that the conditions set forth in Section 5.02(a) have been duly satisfied; and
(vi) deliver to Buyer an opinion of Gregory S. Feis, counsel to Seller, which is reasonable and customary for transactions of the size and type contemplated by this Agreement.
(d) At or promptly after the Closing, and except to the extent they constitute Excluded Assets, Seller shall deliver possession of all of originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of Seller, any Member or any Affiliate of Seller pertaining to Seller, the Purchased Assets and the Business, including all original customer license and other agreements, invoices and correspondence.

(e) This Agreement may be terminated (i) by Buyer if the Closing has not occurred on or before June 18, 2010, or such later date as the parties may agree upon in writing, unless the Buyer is in breach of this Agreement; or (ii) by Seller if the Closing has not occurred on or before June 18, 2010, or such later date as the parties may agree upon in writing, unless the Seller or a Member is in breach of this Agreement. Each party’s right of termination under this Section 2.07(e) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Section 2.07(e), all obligations of the parties under this Agreement will terminate, except that any provision of this Agreement which contemplates performance or the existence of obligations after termination or Closing shall not be deemed terminated, but shall expressly survive such termination and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement. If this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the nonterminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
AND SELLER
The Seller and the Members hereby jointly and severally represent and warrant to Buyer that except as set forth in the Schedules attached to this Agreement (it being understood and agreed that Seller may complete any Schedule, in whole or in party, by cross-reference to any other Schedule):
Section 3.01. Entity Existence and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability powers and all material governmental licenses, authorities, permits, consents and approvals required to own, manage, lease and hold its Properties and to carry on its Business as and where such Properties are presently located and such Business is presently conducted (it hereby being disclosed that Seller is not qualified as a foreign company in the state of Georgia). Seller owns no interest in any other entity, other than an equity interest in Invoice IQ, LLC.
Section 3.02. Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Seller and the Members, and each of the Members and Seller has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by it in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which any of the Members and/or Seller is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

Section 3.03. Capitalization and Corporate Records.
(a) All issued and outstanding membership interests in Seller are owned beneficially and of record by the Members.
(b) The copies of the Certificate of Formation and Operating Agreement of Seller provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. Seller’s minute books which were made available to Buyer for review were correct as of the date of such review, and such minute books contain all written actions taken by the Members, the Seller or its Managers that materially affect the Assumed Liabilities or the Purchased Assets. All corporate actions taken by Seller in connection with the transactions contemplated by this Agreement have been duly authorized or ratified and were within the authority of the Member or officer taking such action on behalf of Seller. All accounts, books, ledgers and official and other records of Seller fairly and accurately reflect all of Seller’s transactions, properties, assets and liabilities.
(c) Seller does not own, directly or indirectly, any outstanding voting securities of or other equity interests in any other Person (other than Invoice IQ, LLC).
Section 3.04. No Member Defaults or Consents. The execution and delivery of this Agreement by the Members and the performance by the Members of their obligations hereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which and of the Members is a party, or by which the properties or assets of any Member is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument.
Section 3.05. No Seller Defaults or Consents. The execution, delivery and performance by Seller and the Members of this Agreement and each other Collateral Agreement to which they are party and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a) violate or conflict with any of the terms, conditions or provisions of the Certificate of Formation or Operating Agreement of Seller;
(b) violate any Legal Requirements applicable to Seller, the Members or the Purchased Assets:

(c) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to Seller or by which any of the Purchase Assets may be bound;
(d) result in the creation of any Lien on any Purchased Assets or other Properties of Seller; or
(e) require the Members or Seller to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.
Section 3.06. No Proceedings. No suit, action, investigation or other proceeding is pending or, to the Knowledge of Members and Seller, threatened against or affecting Seller, the Business or any Purchased Asset before any Governmental Authority seeking to restrain Seller or any of the Members or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against Seller or its Properties as a result of the consummation of this Agreement or the transaction contemplated hereby.
Section 3.07. Financial Statements. The Balance Sheet and the related profit and loss statement for the year ended December 31, 2009 and the interim balance sheet as of May 31, 2010, and the related interim profit and loss statement for the five (5) months ended May 31, 2010, for Seller, all of which are attached hereto as Schedule 3.07, have been prepared in accordance with GAAP except, in the case of interim statements for (a) the inclusion of notes and (b) normally recurring year-end adjustments, and fairly present the information purported to be presented therein at the date and for the period indicated therein.
Section 3.08. Payables and Receivables.
(a) Schedule 3.08(a) lists (i) all trade payables and accrued expenses of Seller incurred in the ordinary course of business that are currently due and owing as of May 31, 2010, and (ii) any other liabilities incurred by Seller in the ordinary course of business that are currently due and owing.
(b) Schedule 3.08(b) lists all of Seller’s accounts receivable related to the Business as of May 31, 2010. All such receivables are valid, genuine and, to the Knowledge of Seller, fully collectible in the aggregate amount thereof. Except as set forth in Schedule 3.08(b), no such account has been assigned or pledged to any other Person and no defense or set-off to any such account has been asserted by the account obligor or exists.
(c) All such receivables are valid, genuine and, to the Knowledge of Seller, fully collectible in the aggregate amount thereof. Except as set forth in Schedule 3.08(b), no such account has been assigned or pledged to any other Person and no defense or set-off to any such account has been asserted by the account obligor or exists.

(d) Since January 1, 2010, Seller has not invoiced any Customer for any fees (whether for maintenance, management services or otherwise) earlier than the date on which such invoices would normally be rendered in accordance with the manner in which the Business was operated prior to the date of this Agreement.
Section 3.09. No Undisclosed Liabilities. There are no liabilities of Seller or the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto or (b) liabilities disclosed on Schedule 3.09.
Section 3.10. Absence of Certain Changes. Since the Balance Sheet Date, Seller has conducted its business in the ordinary course consistent with past practices and there has not been:
(a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect (whether covered by insurance or not) on the business, operations, Properties or financial condition of Seller or the Business;
(b) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money;
(c) any creation or other incurrence of any Lien on any Purchased Asset;
(d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset; or
(e) any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement.
Section 3.11. Compliance with Laws. Seller is and has been in compliance with any and all material Legal Requirements applicable to Seller and Business. Seller (a) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, and (b) is not in material default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a material default under, or breach or violation of, any Legal Requirement or Permit applicable to Seller. Without limiting the generality of the foregoing, Seller has not received notice of, and to the Knowledge of Seller, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that Seller is not or has not been in compliance with Legal Requirements relating to its Products.

Section 3.12. Litigation. Schedule 3.12 lists a true and correct listing of (a) all settlement agreements which are binding on Seller or the Members and (b) all actions, suits, investigations, claims or proceedings with respect to Seller, the Business or any Purchased Asset that are currently pending, or were settled or adjudicated. Except as set forth in Schedule 3.12, there are no claims, actions, suits, investigations or proceedings against or affecting Seller, the Business or any Purchased Asset or, to the Knowledge of Seller, threatened in any court or before or by any governmental authority, or before any arbitrator, that might have an, in any material respects, an adverse effect (whether covered by insurance or not) on the business, operations, prospects, properties or financial condition of Seller or the Business and there is no basis for any such claim, action, suit, investigation or proceeding.
Section 3.13 Properties; Capital Leases.
(a) Schedule 3.13(a) sets forth a list of all leases, licenses or similar agreements relating to the Business and to Seller’s use or occupancy of real property owned by a third party (“Leases”), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby. Seller is not, in any material respects, in breach of any of the terms or covenants of any Leases. Seller does not own any real property.
(b) Schedule 3.13(b) lists all capital leases of Seller relating to the Business.
(c) Seller has good and marketable, indefeasible, fee simple title to, or in the case of leased real property or personal property has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. Except as reflected on Schedule 3.13(b), no Purchased Asset is subject to any Lien.
(d) There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value, or materially interfere with any present or intended use, of such Purchased Assets.

Section 3.14. Contracts and Commitments.
(a) Schedule 3.14(a) lists all material Contracts relating to the Business to which Seller is a party. True and correct copies of the listed Contracts have previously been furnished to Buyer, in each case setting forth the material terms of such Contracts. All of the Contracts listed in Schedule 3.14(a) are valid, binding and in full force and effect, and Seller has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.14(a). Neither Seller nor, to the Knowledge of Seller, any other party is in breach of any of the terms or covenants of any Contract listed in Schedule 3.14(a).
(b) Schedule 3.14(b) sets forth a list of all Contracts which are software license or management agreements with Customers/licensees together with: (i) the name of the Customer; (ii) the annual or other periodic maintenance or service fees; (iii) the renewal dates; (iv) the aggregate fees paid in 2009; and (v) the fees invoiced in 2010.
(c) Schedule 3.14(c) sets forth a list of all Contracts which limit the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of Buyer after the Closing Date. The Contract listed on Schedule 3.14(c) will not limit the freedom of Buyer after the Closing to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset.
(d) Schedule 3.14(d) sets forth a list of all Contracts with or for the benefit of any Affiliate of Seller, if related to the Business.
(e) Schedule 3.14(e) sets forth a list of all Contracts not made in the ordinary course of business or which were arrived at by other than arms-length negotiation or bargaining, if related to the Business.
(f) Seller has not entered into any software license, management services or similar agreements which obligate Seller (or any assignee) to perform services beyond three (3) years from the Closing Date.
Section 3.15. Insurance. Schedule 3.15 hereto is a complete and correct list of all insurance policies (including fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to Seller, its Properties, or the Business, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.15. Such policies are sufficient, in all material respects, for compliance by Seller with all applicable Legal Requirements and all Assigned Contracts.

Section 3.16. Sufficiency of and Title to the Purchased Assets.
(a) The Purchased Assets constitute all of the property and assets used or held for use in the Business which are reasonably necessary to conduct the Business as currently conducted.
(b) Notwithstanding anything in this Agreement herein to the contrary, upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens.
Section 3.17. Intellectual Property.
(a) Schedule 3.17(a)(1) contains a true and complete list of each of the registrations, applications and other material Intellectual Property Rights included in the Owned Intellectual Property Rights. Schedule 3.17(a)(2) contains a true and complete list of the Licensed Intellectual Property Rights reasonably necessary to conduct the Business as currently conducted.
(b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights reasonably necessary to conduct the Business as currently conducted. Except as set forth on Schedule 3.17(b)(1), there exist no restrictions on the disclosure, use or transfer of the Owned Intellectual Property Rights. Except as set forth on Schedule 3.17(b)(2), the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights. Notwithstanding any disclosure on Schedule 3.17(b)(1), Seller and the Members shall still be liable with respect to any claim that a Customer may bring in connection with any rights such Customer may have in the Owned Intellectual Property Rights, such claim to be treated for all purposes under this Agreement as an Excluded Liability.
(c) None of Seller and any Affiliate of Seller has given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities that arise under a standard form sales contract used in the Business, a copy of which is attached in Schedule 3.17(c).
(d) The Purchased Assets do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of Seller, threatened against, Seller or any present or former officer, director or employee of Seller (i) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any Affiliate of Seller in any of the Owned Intellectual Property Rights and, to the actual Knowledge of Seller, the Licensed Intellectual Property Rights, (ii) alleging that the Use of the Owned Intellectual Property Rights misappropriates, infringes or otherwise violates any Intellectual Property Right of any third party or (iii) alleging that Seller or any Affiliate of Seller infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. Except as set forth in Section 3.17(d), none of Seller and any Affiliate of Seller has received from any third party an offer to license any Intellectual Property Rights of such third party for use in the Business.

(e) None of the Owned Intellectual Property Rights material to the operation of the Business has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Seller, all such Owned Intellectual Property Rights are valid and enforceable.
(f) Seller or an Affiliate of Seller holds all right, title and interest in and to all Owned Intellectual Property Rights listed on Schedule 3.17(a)(1) free and clear of any Lien. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. Seller or an Affiliate of Seller has taken all commercially reasonable actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.
(g) To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right. Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. Except as described in Schedule 3.17(g), none of the Intellectual Property Rights that are material to Seller or the Business and the value of which to the Business is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of Seller or an Affiliate of Seller all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.
(h) Seller has taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights.
(i) As of the Closing Date and to the Knowledge of Seller, with respect to pending applications and applications for registration of the Owned Intellectual Property Rights that are material to Seller or the Business, Seller is not aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted. To the Knowledge of Seller, none of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an opposition or cancellation procedure. To the Knowledge of Seller, none of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an interference, protest, public use proceeding or third party reexamination request.

(j) All Products sold or provided by Seller or an Affiliate of Seller, or any licensee of Seller or an Affiliate of Seller, in connection with the Business and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to collect damages.
Section 3.18. Equipment and Other Tangible Property. Schedule 3.18 lists Seller’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Purchased Assets, other than Inventory, all of which are suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear.
Section 3.19. Environmental Matters.
(a) To the Knowledge of Seller, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any real property used in connection with the Business or in any Purchased Asset or any other property now or previously owned, leased or operated by Seller;
(b) To the Knowledge of Seller, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any real property used in the connection with the Business or any other property now or previously owned, leased or operated by Seller, other than nominal quantities and types as are typically used in business operations similar to that of the Seller;
(c) Seller has been and is currently in compliance, in all material respects, with all applicable Environmental Laws.
Section 3.20. Products, Services and Authorizations.
(a) Schedule 3.20(a) sets forth a list of Products developed by Seller. Each such product has been designed, manufactured, or serviced in accordance with (i) the specifications set forth in the manuals for such product, and (ii) the provisions of all applicable laws, policies, guidelines and any other governmental requirements.
(b) Except as set forth in Schedule 3.20(a), there are no claims existing or, to the Knowledge of Seller, threatened under or pursuant to any warranty, whether express or implied, on Products or services sold by Seller. There are no claims existing and, to the Knowledge of Seller, there is no basis for any claim against Seller for injury to Persons or property as a result of the sale, distribution, development or manufacture of any product or performance of any service by Seller, including claims arising out of the defective or unsafe nature of its products or services.

Section 3.21. Employee Matters.
(a) Neither Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.
(b) Seller is, in all material respects, in compliance with ERISA.
(c) Schedule 3.21(c) sets forth any and all employment agreements, confidentiality agreements, non-solicitation and non-competition agreements, intellectual property assignment and work-for-hire agreements between Seller and any of its employees or consultants, whereby, to the extent indicated, Seller’s employee or consultant assigns to Seller any and all rights that such employee may have in Seller’s Products, Intangible Rights or covenants not to compete against Seller or keep Seller’s Confidential Information secret.
Section 3.22. Finder’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or the Members who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.23. Investment Representations of Members. In connection with its acquisition of capital stock of Buyer, Seller and the Members hereby jointly and severally represent and warrant to Buyer as follows:
(a) In evaluating the suitability of an investment in Buyer, Seller and the Members have not relied upon any representations or other information (whether written or oral) from Buyer except as expressly set forth herein and in the SEC Filings.
(b) Seller and the Members are aware that an investment in the Buyer involves a high degree of risk.
(c) Seller and the Members recognize that any information furnished by Buyer does not constitute investment, accounting, tax or legal advice. Moreover, Seller and the Members are not relying upon Buyer with respect to Seller’s and the Member’s tax and other economic circumstances in connection with its investment in Buyer. In regard to the tax and other economic considerations related to such investment, Seller and the Members have relied solely on the advice of, or have consulted with, only their own professional advisors.
(d) Seller and the Members are aware that the Shares are being offered and sold by means of an exemption under the Act, as well as exemptions under certain state securities laws for nonpublic offerings, and that it makes the representations, declarations and warranties as contained in this Section 3.23 with the intent that the same shall be relied upon in determining their suitability as a purchaser of the Shares.

(e) Seller and each Member is aware that they cannot sell or otherwise transfer the Shares without registration under applicable federal or state securities laws or without an exemption therefrom, and are aware that they will be required to bear the financial risks of their purchase for an indefinite period of time because, among other reasons, the Shares have not been registered with any regulatory authority of any state and, therefore, cannot be transferred or resold unless subsequently registered under applicable state securities laws or an exemption from such registration is available. Seller and the Members also understand that neither Buyer is not under any obligation to register the Shares on their behalf or to assist them in complying with any exemption from registration under applicable state securities laws.
(f) Seller and the Members recognize that no federal or state agency has recommended or endorsed the purchase of the Shares or passed upon the adequacy or accuracy of the information set forth herein, and that Buyer is relying on the truth and accuracy of the representations, declarations and warranties made by Seller and the Members as contained herein in issuing the Shares.
(g) Seller and the Members have at all times been given the opportunity to obtain reasonably requested additional information, to verify the accuracy of the information received and to ask questions of and receive answers from certain representatives of Buyer concerning the terms and conditions of Seller’s and the Members‘ investment in the Buyer and the nature and prospects of Buyer’s business.
(h) Seller and the Members are purchasing the Shares for investment for their own account and not with a view to or for sale in connection with any distribution of the Shares to or for the accounts of others provided that Seller may distribute the Shares to the Members. In addition to any other transfer restrictions applicable to the Shares pursuant to this Agreement or the Collateral Agreements, Seller and the Members agree that they will not dispose of the Shares, or any portion thereof or interest therein, unless and until the intended disposition is permissible and does not violate the Act or the rules and regulations of the SEC thereunder, or the provisions of any applicable state securities laws, or any rules or regulations thereunder.

(i) Seller and the Members recognize that the purchase of the Shares is a speculative investment and any financial forecasts or other estimates which may have been made by Buyer merely represent predictions of future events which may or may not occur and are based on assumptions which may or may not occur. As a consequence, Seller and the Members each acknowledge and agree that such financial forecasts or other estimates may not be relied upon to indicate the actual results which might be attained.
(j) Each of the Members is a resident of the States of Georgia or Virginia. Each of the Members understands and agrees that depending upon his state of residence, a legend in substantially the following form and in the form required by the applicable state may be placed on all certificates evidencing the Shares:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR ANY APPLICABLE STATE SECURITIES LAWS BY REASON OF SPECIFIC EXEMPTIONS THEREUNDER RELATING TO THE LIMITED AVAILABILITY OF THE OFFERING. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, IF SUCH REGISTRATION IS REQUIRED.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as disclosed in writing in the Schedules to this Agreement, Buyer hereby represents and warrant to the Seller as follows:
Section 4.01. Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the business, results of operations or financial condition of Buyer taken as a whole. Buyer has no subsidiaries.
Section 4.02. Capitalization. The authorized capital stock of Buyer consists of 40,000,000 shares of Common Stock. As of May 31, 2010, there were approximately 9,828,727 shares of Common Stock issued and outstanding. As of May 31, 2010 options to acquire 1,718,518 shares of Common Stock were outstanding. Buyer has no outstanding bonds, debentures, warrants, stock appreciation rights, notes or other obligations whereby the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter. All such issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, as of the date hereof, there are no existing options, warrants, calls subscriptions, convertible securities, or other rights, agreements or commitments, other than pursuant to the stock plans of Buyer that are described in the SEC Filings, which obligate Buyer to issue, transfer or sell any shares of capital stock of Buyer.
Section 4.03. Authorization; Binding Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Buyer of the transactions contemplated hereby has been approved by the board of directors of Buyer and duly and validly authorized by all necessary corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

Section 4.04. Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation, articles of incorporation or by-laws of Buyer, (b) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which the Buyer is a party or by which Buyer or any portion of its properties or assets may be bound or (c) violate any legal requirements applicable to Buyer or any portion of Buyer’s properties or assets, except with respect to clauses (b) and (c) such matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect.
Section 4.05. SEC Filings; Financial Statements.
(a) As of their respective dates, each SEC Filing (i) complied as to form in all material respects with the applicable requirements of the Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of the consolidated balance sheets included in or incorporated by reference into the SEC Filings (including the related notes and schedules) fairly presents the consolidated financial position of Buyer as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the SEC Filings (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Buyer for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, except as may be noted therein.
(b) Buyer has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations reflected on, or reserved against in, a balance sheet of Buyer or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied and included in the most recent SEC Filings and (ii) liabilities or obligations incurred in the ordinary course of business which are not material in amounts.
Section 4.06. Governmental Approvals. No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of Buyer that has not been obtained or made is required in connection with the execution or delivery by Buyer of this Agreement or the consummation by Buyer of the transaction contemplated hereby, other than (a) filings and other applicable requirements under the Exchange Act, (b) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of Common Stock contemplated under this Agreement, and (c) consents, approvals, authorizations, declarations or filings that, if not obtained or made, would not, individually of in the aggregate, results in a Material Adverse Effect on Buyer or prevent Buyer from consummating the transactions contemplated hereby.
Section 4.07. Finder’s Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate thereof who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5
CONDITIONS TO SELLER’S AND BUYER’S OBLIGATIONS
Section 5.01. Conditions to Obligations of Seller. The obligations of Seller to carry out the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction (or to the extent permitted by Legal Requirements, waiver by Seller, which waiver may be inferred by the Seller agreeing to effect the Closing if certain conditions below are not met) of the following conditions:
(a) The Buyer shall have furnished Seller with a certified copy of all necessary corporate action on its behalf approving their execution, delivery and performance of this Agreement and the Collateral Agreements.
(b) All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.
(c) Seller shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by its President (i) representing and warranting after reasonable investigation that the conditions set forth in Section 5.01(a) and Section 5.01(b) have been duly satisfied.
(d) There shall be no pending or threatened suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, (ii) relating to the transactions contemplated by this Agreement and seeking to obtain from Seller any damages that may be material to Seller, or (iii) which relates to any transaction contemplated by this Agreement which, if adversely determined, could have a Material Adverse Effect on Seller.
(e) Buyer shall have procured all consents of third-parties and Governmental Entities necessary for it to consummate the transactions contemplated by this Agreement.
(f) There shall not have occurred a Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Effect) with respect to Buyer.

(g) The Buyer shall have executed and delivered the Employment Agreements.
(h) The Buyer shall have executed and delivered the Consulting Agreements.
(i) Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement.
(j) Buyer shall have executed and delivered to Seller and Roberts & Associates, Inc. (as managing agent of landlord) an assignment agreement with respect to the Office Lease.
Section 5.02. Conditions to Obligations of the Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction (or to the extent permitted by Legal Requirements, waiver by the Buyer, which waiver may be inferred by the Buyer agreeing to effect the Closing if certain conditions below are not met) of the following conditions:
(a) All representations and warranties of Seller and the Members contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Seller and the Members shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.
(b) There shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on Seller’s Business, operations, Properties or financial condition.
(c) Buyer shall have received a certificate, dated as of the Closing Date, signed on behalf of Seller by each of the Members (i) representing and warranting after reasonable investigation that the conditions set forth in Section 5.02(a) and Section 5.02(b) have been duly satisfied, and (ii) certifying that the Seller’s Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operation of Seller.
(d) Buyer shall have received a certificate, dated as of the Closing Date, signed by an authorized Member of Seller (i) attaching copies of Seller’s Certificate of Formation or Operating Agreement, and any amendments thereto, (ii) attaching a good standing certificate of the Seller, duly certified by the Delaware Secretary of State, (iii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the managers or members of Seller which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, (iv) certifying that there are no proceedings for the dissolution or liquidation of Seller and (v) certifying the incumbency, signature and authority of the persons of Seller authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by Seller.

(e) All proceedings to be taken by Seller or the Members in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.
(f) Seller shall have furnished Buyer with a certified copy of all necessary action by Seller and the Members approving Seller’s execution, delivery and performance of this Agreement.
(g) The Board of Directors of Buyer shall have approved this Agreement, the Ancillary Agreements and Buyer’s acquisition of the Purchased Assets and assumption of the Assumed Liabilities as contemplated by this Agreement.
(h) No proceeding in which any of the Members or Seller shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.
(i) There shall be no pending or threatened suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, (ii) relating to the transactions contemplated by this Agreement and seeking to obtain from Buyer any damages that may be material to Buyer, (iii) which would materially and adversely affect the right of Buyer to own the Acquired Assets or operate the Business; or (iv) which relates to any transaction contemplated by this Agreement which, if adversely determined, could have a Material Adverse Effect on Buyer.
(j) There shall not have occurred a Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Effect) with respect to the Seller.
(k) Seller shall have procured all consents of third-parties and Governmental Entities necessary for it to consummate the transactions contemplated by this Agreement.
(l) Buyer shall have received an opinion of Gregory S. Feis, counsel to Seller, which is reasonable and customary for transactions of the size and type contemplated by this Agreement.
(m) Buyer shall have received the approval of its primary lender to the consummation of the transactions contemplated by this Agreement.

(n) Buyer shall have entered into a loan agreement with a commercial lender reasonably acceptable to Buyer including, among other things, the agreement of such lender to provide Buyer with funds sufficient to pay or cause to be paid the Cash Purchase Price and sufficient for the operation of its business and the Business.
(o) Buyer shall not have identified anything during its business and legal due diligence of Seller that has or in the reasonable judgment of Buyer could be expected to have a Material Adverse Effect on the Business.
(p) Daren Moore and Joseph Foster shall have executed and delivered to Buyer the Employment Agreements.
(q) Christopher Lee and Roberto Morson shall have executed and delivered to Buyer the Consulting Agreements.
(r) Seller shall have executed and delivered to Buyer the Bill of Sale.
(s) Seller and Roberts & Associates, Inc. (as managing agent of landlord) shall have executed and delivered to Buyer an assignment agreement with respect to the Office Lease.
(t) Buyer and each person having an interest in the software technology referred to in Section 2.02(f) shall have entered into the license agreement referred to therein.
(u) Buyer and each employee of the Seller identified by Buyer shall have entered into employment letters pursuant to which such employees will become employees of Buyer on terms acceptable to Buyer, in its sole discretion.
ARTICLE 6
COVENANTS OF SELLER AND THE MEMBERS
Section 6.01. Continuation of Business. From the date hereof and until the Closing Date, Seller shall, and the Members shall cause the Seller to, conduct the Business in the normal and usual manner consistent with the successful operation thereof. In furtherance of the foregoing, Seller and the Members shall use and exert commercially reasonable efforts between the date hereof and Closing to keep and retain the Business as a going business with present personnel and to instruct Buyer, through the authorized personnel and agents of Seller and Buyer, concerning the Business and its operations, including such assistance and cooperation as may be requested or necessary to assure the orderly transfer of the Business to Buyer and the continuation thereof by Buyer subsequent to the Closing. Without the prior approval of Buyer (which approval may be withheld by Buyer for any reason in its sole discretion), Seller shall not make any change in the policies affecting the operation and conduct of the Business nor to commence negotiations for, or enter into, any material or unusual contracts or agreements affecting the Business or the Purchased Assets, or extending beyond the Closing.

Section 6.02. Access to Information. From the date hereof and through the Closing Date, Seller shall, and shall cause its accountants, counsel, investment bankers, financial advisors, consultants and other representatives, to provide Buyer and Buyer’s accountants, counsel, investment bankers, financial advisors, consultants and other representatives, upon reasonable notice, access to, and make available, all books, contracts, records, reports, properties and commitments of Seller, including, without limitation, Seller’s Tax Returns and financial statements, (collectively, the “Records”) for Buyer’s use in connection with Buyer’s financing.
Section 6.03. Industry Contacts. Within 30 days after the Closing Date, each of the Members shall provide Buyer with a list (including all pertinent contact information) of each person or entity that is a potential customer (or an officer, employee or other representative of a potential customer) for the Business services provided by the Seller as of the Closing Date and will make such introductions of Buyer to such persons from and after the Closing Date as Buyer may reasonably request.
Section 6.04. No-Shop. From the date of this Agreement until the Closing or the termination of this Agreement pursuant to the terms of this Agreement, Seller and the Member shall not and shall not permit any of their Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of Seller (collectively, “Representatives”) directly or indirectly, to (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, proposal to acquire any of the assets of or any equity or other interests in Seller, (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain such a proposal, (iii) agree to, approve, recommend, or endorse any such proposal, (iv) disclose any non-public information relating to Seller or afford access to the properties, books or records of Seller to any person that has made or may reasonably be expected to make such a proposal or that has advised Seller or any Member that it is or may be interested in making such a proposal, or (v) authorize or permit any of its or their Representatives to take any such action and Seller and the Members shall promptly notify Buyer of any such inquiries and proposals received by any of them or their Representatives, relating to any of such matters.

Section 6.05. Non-Competition, Non-Solicitation and Non-Disclosure.
(a) In consideration of the payment of a portion of the Purchase Price to the Members, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Member hereby acknowledges that he is the beneficiary of the Purchase Price payments to Seller and that hereby covenants and agrees as follows:
(i) Mr. Moore shall not for a period beginning on the date hereof and ending the later of (A) two (2) years from the Closing Date or (B) six (6) months after the date, if any, upon which the employment of such Seller with the Buyer is terminated either (xx) by the Buyer without “cause” as defined in such Employment Agreement or (yy) by such person as a result of a “forced withdrawal” as defined in such Employment Agreement or (zz) by reason of the expiration without renewal of such Employment Agreement (x) directly, indirectly, or in concert with any other Person (including Seller and those persons or entities in actual competition with the Seller. (y) acquire or have any interest in, whether as a proprietor, partner, co-venturer, financier, or investor, any person, firm, partnership, corporation, association, limited liability company, or other entity that directly or through an Affiliate, either (aa) offers, solicits, provides, or engages in Conflicting Services or (bb) intends to offer, solicit, provide or engage in Conflicting Services; or (z) be employed by or serve as director, officer, servant, agent, representative, or consultant to any Person that directly or through an Affiliate, either (aa) offers, solicits, provides, or engages in Conflicting Services or (bb) intends to offer, solicit, provide or engage in Conflicting Services. However, nothing contained herein shall be deemed to prevent either Mr. Moore or Mr. Foster from acquiring through market purchases and owning, solely as an investment, less than five percent (5%) in the aggregate of any publicly-traded equity securities. Each of Mr. Moore and Mr. Foster agrees that the market for the Buyer’s products and services is nationwide, so that this Section 6.05 applies to his activities within the United States.
(ii) Mr. Foster shall not for a period beginning on the date hereof and ending the later of (A) eighteen (18) months from the Closing Date or (B) six (6) months after the date, if any, upon which the employment of such Seller with the Buyer is terminated either (xx) by the Buyer without “cause” as defined in such Employment Agreement or (yy) by such person as a result of a “forced withdrawal” as defined in such Employment Agreement or (zz) by reason of the expiration without renewal of such Employment Agreement (x) directly, indirectly, or in concert with any other Person (including Seller and those persons or entities in actual competition with the Seller. (y) acquire or have any interest in, whether as a proprietor, partner, co-venturer, financier, or investor, any person, firm, partnership, corporation, association, limited liability company, or other entity that directly or through an Affiliate, either (aa) offers, solicits, provides, or engages in Conflicting Services or (bb) intends to offer, solicit, provide or engage in Conflicting Services; or (z) be employed by or serve as director, officer, servant, agent, representative, or consultant to any Person that directly or through an Affiliate, either (aa) offers, solicits, provides, or engages in Conflicting Services or (bb) intends to offer, solicit, provide or engage in Conflicting Services. However, nothing contained herein shall be deemed to prevent either Mr. Moore or Mr. Foster from acquiring through market purchases and owning, solely as an investment, less than five percent (5%) in the aggregate of any publicly-traded equity securities. Each of Mr. Moore and Mr. Foster agrees that the market for the Buyer’s products and services is nationwide, so that this Section 6.05 applies to his activities within the United States.

(iii) Each of Mr. Lee and Mr. Morson shall not for a period beginning on the date hereof and ending on the later of (I) two (2) years from the Closing Date or (II) six months after the date, if any, upon which (aa) his Consulting Agreement with the Buyer is terminated by the Buyer other than pursuant to Section 7.2 of such Consulting Agreement or (bb) such Consulting Agreement is terminated by him pursuant to Section 7.3 of such Consulting Agreement or (zz) such Consulting Agreement expires (x) directly, indirectly, or in concert with any other Person (including Seller and those persons or entities in actual competition with the Seller, (y) acquire or have any interest in, whether as a proprietor, partner, co-venturer, financier, or investor, any person, firm, partnership, corporation, association, limited liability company, or other entity that directly or through an Affiliate, either (aa) offers, solicits, provides, or engages in the business of providing companies with enterprise telecommunications expense management services for such third parties’ own use (“ETEM Services”) or (y) intends to offer, solicit, provide or engage in providing ETEM Services; or (ii) be employed by or serve as director, officer, servant, agent, representative, or consultant to any Person that directly or through an Affiliate, either (x) offers, solicits, provides, or engages in providing ETEM Services or (y) intends to offer, solicit, provide or engage in providing ETEM Services. Nothing contained herein shall be deemed to prevent Mr. Lee or Mr. Morson from directly or indirectly engaging in the business of selling telecommunications expense management services to companies who purchase telephony services at ‘wholesale’ for packaging and resale to others (as a component of services sold by such companies) (“Wholesale Clients”) or from assisting anyone else to do so. Nothing contained herein shall be deemed to prevent Mr. Lee or Mr. Morson from acquiring through market purchases and owning, solely as an investment, less than five percent (5%) in the aggregate of any publicly-traded equity securities. Each or Mr. Lee and Mr. Morson agrees that the market for the Buyer’s products and services is nationwide, so that this Section 6.05 applies to his activities within the United States.
(iv) During the period beginning on the date hereof and ending two (2) years from the Closing Date, promptly after learning of any opportunity to provide, or to discuss or negotiate for the opportunity to provide, ETEM Services to any person other than a Wholesale Client, Mr. Lee and Mr. Morson (or either of them, as the case may be), shall notify Buyer of such opportunity and cooperate with Buyer in attempting to procure the business of providing such services. If Buyer is successful in obtaining such business, Buyer shall retain Mr. Lee and/or Mr. Morson, as appropriate in the judgment of Buyer, to provide such services, provided that they provide such services on competitive terms, including price, and that they are able to deliver such services as and when required by the Customer.
(v) Nothing contained in this Section 6.05(a) shall prevent or limit Buyer from attempting to procure, procuring or performing contracts for the provision of ETEM Services or from performing such contracts using its own personnel or third parties of its selection.
(vi) Without the prior written consent of Buyer, during the three-year period commencing on the Closing Date, none of the Members will, directly, indirectly, or in concert with any other Person, whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative, consultant or otherwise (x) request, induce, or attempt to induce any Customer to terminate its relationship with Buyer; (y) solicit, contact, perform or offer to perform any Conflicting Services for any Customer; or (z) interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between Buyer and any Customer;

(vii) Without the prior written consent of Buyer, for a period beginning on the date hereof and ending one (1) year from and after the Closing Date, none of the Members will, directly, indirectly, or in concert with any other Person, whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative, consultant or otherwise offer employment to or solicit (directly or indirectly, individually or in connection with any new employer or other business partner) any individual who is an employee of Buyer or who had left the employ of the Buyer or Seller within the preceding one (1) year, regardless of who initiates the contact or how the Person comes to the Member’s attention.
(viii) None of the Members will, at any time, divulge, communicate, use to the detriment of Buyer or for the benefit of any other Person or Persons, or misuse in any way, any confidential information pertaining to Seller or Buyer. Any confidential information or data now known or hereafter acquired by the Member with respect to Seller or the Buyer shall be deemed a valuable, special and unique asset of Buyer that is received by such Member in confidence and as a fiduciary, and such Member shall remain a fiduciary to Buyer with respect to all of such information.
(ix) Nothing contained in this Agreement shall prohibit Seller or any Member having any ownership interest in or for Mr. Morson and Mr. Lee to have a relationship with Seller or Invoice IQ, LLC, or to any business, operations, software technology or other items developed by Seller or Invoice IQ, LLC (or its co-founder, Eric Pitches), at any time, whether before or after the Closing.
(b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by a Member of any or all of the covenants and agreements contained in this Section 6.05 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, the Member recognizes and hereby acknowledges and agrees that the Buyer, in addition to and not in limitation of any other rights, remedies or damages available to the Buyer at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by the Member and any and all Persons directly or indirectly acting for, on behalf of or with the Member, and that the Buyer shall not be required in connection with any such order or injunction to post a bond of any nature whatsoever.
Section 6.06. Notification to Customers. Within four (4) business days after Closing, as mutually agreed by the parties hereto, Seller or Buyer, as they may agree, shall execute and deliver letters to the Business Customers in form and content satisfactory to the Buyer advising of the transactions contemplated by this Agreement. Buyer, beginning with its first invoice to Business Customers that applies to time periods following the Closing, shall direct such Customers that all payments shall be made to Buyer, at the address supplied by Buyer. Buyer and Seller agree that any payments by Customers relating to time periods prior to the Closing shall be paid to Seller. Buyer and Seller shall take such steps as are appropriate, in good faith, to true up any payments that either such party receives that, in accordance with the above, should have been paid to the other such party.

Section 6.07. Domain Name and Web Site. For a period of one (1) year, commencing on the Closing Date, Seller shall post a highly visible notice on its “Source Loop” web site stating that the Business (but not the Retained Operation) has been transferred to Buyer and, in connection with such notice, shall provide a “button” link to Buyer’s web site, in form and substance reasonably satisfactory to Buyer.
Section 6.08. Use of Name. For a period of one (1) year, commencing on the Closing Date, Seller shall not (a) use the name “Source Loop” in competition with the Business or (b) other than an assignment or transfer in connection with a merger or the sale of all or substantially all post-Closing assets of Seller, transfer, license or otherwise permit any Person other than Seller and its Affiliates to use the name “Source Loop” without the prior written consent of Buyer, which Buyer may grant or withhold in its sole discretion.
Section 6.09. Publicity. Seller and the Members agree that after execution of this Agreement and after the Closing, the Buyer shall have the sole right to determine the time, method and manner of communicating or announcing the transactions contemplated by this Agreement to third parties, including but not limited to Seller’s Business-related Customers. Without limiting the foregoing sentence, neither Seller nor the Members shall issue or make, or cause to have issued or made, any public release or other public announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by Buyer, except as required by law (in which case, so far as possible, there shall be consultation among the parties prior to such announcement). Notwithstanding the foregoing, Buyer shall have the right, in its sole discretion, and without consultation with Seller or the Members, to make such announcements, and to file such reports and documents, as it may determine, upon advice of counsel, to be required by applicable law and regulation.
Section 6.10. Confidentiality. After the Closing, Seller, the Members and their Affiliates will hold, and will use all commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business except to the extent that such information can be shown to have been in the public domain through no fault of Seller or its Affiliates. After the Closing, Buyer and its Affiliates will hold, and will use all commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Retained Operation (including without limitation the Records described in Section 6.02 above) except to the extent that such information can be shown to have been in the public domain through no fault of Buyer or its Affiliates; and, without limiting the foregoing, all trade secrets that relate to the Retained Operation obtained by Buyer as a consequence of its due diligence review of the Seller, which are not already public, will be held strictly confidential and will not be used by the Buyer for its own benefit or for the benefit of any third party.

Section 6.11. Access to Records. On and after the Closing Date, through the end of 2011, the Seller and the Members will afford promptly to the Buyer and its agents reasonable access to their books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for the Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business, the Purchased Assets or the Assumed Liabilities. Buyer and its Affiliates shall treat such items confidentially pursuant to Section 6.10 above, to the same degree as other Records.
Section 6.12. Use of Corporate Name. After the Closing, Buyer is permitted to use the words “Source Loop” and “sourceloop” in connection with email addresses for Buyer’s personnel who were, prior to the Closing, employees of Seller, for a reasonable transition period (in any event no longer than six (6) months) until Buyer fully integrates post-Closing logistics and operations into Buyer’s own operation. Other than as set forth above in this Section 6.12, Buyer shall not operate under or use the Source Loop, or any confusingly similar, name.
ARTICLE 7
COVENANTS OF BUYER, SELLER AND THE MEMBERS
Section 7.01. Appropriate Action; Consents; Filings
(a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments reasonably necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement, (ii) obtaining from any Governmental Entities any material Licenses required to be obtained or made by Buyer or Seller, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement required by any applicable law. Buyer and Seller shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) (i) Except as the Parties may otherwise agree, Buyer, Seller and the Members shall each give any notices to third parties, and use commercially reasonable efforts to obtain any third-party consents, approvals or waivers (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement; or (ii) required to prevent a Material Adverse Effect.
(ii) In the event that any of Buyer, Seller or Member shall fail to obtain any third-party consent, approval or waiver described in Section 7.01(b)(i) of this Agreement, such Party shall use commercially reasonable efforts, and (without limiting the effect of Section 2.05) shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon Seller and Buyer and their respective businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent, approval or waiver.
(c) From the date of this Agreement until the Closing, Buyer, Seller and the Members shall promptly notify each other in writing of any pending or, to the Knowledge of any of them, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the transactions contemplated by this Agreement (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereunder or otherwise limit the right of Buyer to own or operate all or any portion of the Business or Acquired Assets. Buyer and Seller shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.
Section 7.02. Disclosure. Until the Closing, each Party shall notify the other Parties in writing of (i) any representation or warranty made by it in connection with this Agreement becoming untrue or inaccurate, (ii) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to consummate the transactions contemplated by this Agreement not to be satisfied or (iii) the failure of Buyer or Seller, as the case may be, to comply with or satisfy any covenant, condition or Agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any Party to consummate the transactions contemplated by this Agreement not to be satisfied; provided, however, the delivery of any notice pursuant to this Section 7.02 shall not cure any breach of any representation or warranty requiring disclosure of such matter as of the date of this Agreement or otherwise limit or affect the rights and remedies available hereunder to the Party receiving such notice.
Section 7.03. Further Assurances. Following the Closing, Seller, the Members and Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement. In particular, Seller and the Members agree that Seller shall, at the Buyer’s request and expense, take all actions to enforce any confidentiality, non-competition, non-solicitation or similar right it may have against any current or former employee or contractor of Seller; and to the maximum extent permissible, the Buyer shall be permitted to take any such action in the name of and on behalf of Seller, and shall control any action or proceeding commenced hereunder in the name of Seller.

Section 7.04. Employee Matters.
(a) Following Closing, Seller shall retain sole responsibility for the payment of any employee benefits or entitlement, including severance pay, accrued vacation, sick or holiday pay, to any employee pursuant to any employment agreement with any of the employees, any employee benefit plan, or law or regulation as a result of the consummation of the transactions contemplated hereby.
(b) The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of Seller and one or more of Seller’s welfare benefit plans (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B, as applicable. The parties expressly agree that the Buyer and Buyer’s benefit plans shall have no responsibility for compliance with such health care continuation requirements for any employee of Seller.
(c) Nothing in this Agreement, express or implied, shall confer upon any employee of Seller, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.
Section 7.05. Delivery of Property Received by Seller after Closing. Seller agrees that it will transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which Seller receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Buyer as part of the Purchased Assets under this Agreement.
Section 7.06. Transaction Expenses. Each Party to this Agreement shall bear its own expenses in connection herewith, including, without limitation, the fees of each Party’s respective legal counsel, financial advisors, accountants, brokers, finders or investment bankers.

ARTICLE 8
SURVIVAL; INDEMNIFICATION
Section 8.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of 18 months; provided that the representations and warranties in Sections 3.01, 3.02, 3.03, 3.23, 4.01 and 4.02 shall survive indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
Section 8.02. Indemnification.
(a) Seller and the Members hereby jointly and severally indemnify Buyer and its Affiliates, directors, officers and employees (the “Buyer Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee arising out of: (i) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by the Members and/or Seller pursuant to this Agreement or the Collateral Agreements; (ii) the assets, business or operations of Seller prior to the Closing Date; (iii) any Excluded Asset; (iv) any Excluded Liability; or (v) the failure of Seller to be duly qualified to do business in a particular jurisdiction as a foreign limited liability company.
(b) The Buyer hereby indemnifies the Members, Seller and their Affiliates (the “ Seller Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Seller Indemnitees arising out of (i) any Warranty Breach or breach of covenant or agreement (including, without limiting the generality of the foregoing, payment of the Purchase Price and any Assumed Liabilities) made or to be performed by Buyer pursuant to this Agreement; (ii) to the extent that such Damages arise from any circumstance or event that did not exist before or on the Closing Date, any Purchased Asset; or (iii) any Assumed Liability to the extent that such Damages arise from the performance or nonperformance of such Assumed Liability by the Buyer after the Closing Date.
Section 8.03 Procedures.
(a) A Person making a claim for indemnity under Section 8.02 is hereinafter referred to as an “Indemnified Party” and the party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party under Section 8.02 hereof shall be asserted and resolved in accordance with the following provisions.
(b) In the event, from time to time, any Indemnified Party determines that it has suffered a loss for which indemnification is available pursuant to this Agreement, other than as a result of a third-party claim (any such non-third-party claim, a “Loss”), the following procedure shall be followed:
(i) The Indemnified Party shall give written notice of any such claim (a “Loss Notice”) to the Indemnifying Party specifying in reasonable detail the amount of the claimed Loss (the “Loss Amount”), the basis for such Loss and, in the case of a Loss suffered by the Buyer, whether (at its sole option) the Buyer intends to offset the amount of its Loss against payments of cash or stock to become due the Seller pursuant to this Agreement.

(ii) Within twenty (20) days after delivery of a Loss Notice, the Indemnifying Party shall provide to the Indemnified Party, a written response (a “Response Notice”) in which the Indemnifying Party (i) agrees that it is responsible to indemnify the Indemnified Party for the Loss Amount and, in the case of a claim for indemnification made by the Buyer for which it has elected to offset against payments of cash or stock, whether the Indemnifying Party agrees that an offset in the full Loss Amount may be made as elected by the Buyer or (ii) rejecting the indemnification claim because it does not constitute a Loss for which the Indemnified Party is entitled to indemnification under this Agreement. If no Response Notice is delivered by the Indemnifying Party within such twenty (20) day period, the Indemnifying Party shall be deemed to have agreed that it is obligated for the entire Loss Amount.
(iii) If the Indemnifying Party is the Seller and the Members, if the Indemnifying Parties agree (or are deemed to have agreed pursuant to clause (ii) above) that they are responsible for the Loss Amount, an offset may be made in an amount equal to the Loss Amount.
(iv) If the Indemnifying Party in the Response Notice contests its or their obligation to pay the Loss Amount, the parties shall negotiate in good faith to resolve any such dispute. If any such dispute cannot be resolved within thirty (30) days after the receipt by the Indemnified Party of the Response Notice, the Parties shall submit the matter to the American Arbitration Association (“AAA”) for binding arbitration to be conducted in Rochester, NY, in accordance with the AAA commercial arbitration rules in effect at the time such matter is submitted. If any such matter is submitted to the AAA as provided herein, (A) each of the Parties will furnish to AAA such workpapers and other documents and information as AAA may request and will be afforded the opportunity to present to AAA any material relevant to the matter, (B) the determination by AAA, as set forth in a notice delivered to the Parties, will be binding and conclusive on all parties.
(v) In connection with any such commercial arbitration, the following rules also shall apply: (A) any party shall have the right to have counsel represent such party at the arbitration hearing and in pre-arbitration proceedings; (B) all parties shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure; (C) the arbitrator(s) shall have the authority to resolve any discovery disputes and to invoke an action to cease further discovery; (D) each party to any arbitration proceeding shall have the right to a written transcript made of the arbitration proceedings; (E) each party shall have the right to file post-arbitration briefs, which shall be considered by the arbitrator(s); and (F) each party shall bear its own costs and expenses and attorney’s fees in connection with such arbitration.

(vi) The exercise of any right of offset by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of offset or reimbursement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies available to Buyer except as otherwise expressly set forth in this Agreement.
(vii) For purposes of satisfying the indemnification obligations under this Section 8.03(b), the value of each share of Stock shall be equal to the closing price of the Buyer’s Common Stock on the trading day immediately preceding the date upon which such indemnification obligations are satisfied.
(c) If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party (an “Indemnifiable Third Party Claim”), such Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 8.01 has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above if such claim is an Indemnifiable Third Party Claim, and shall take all actions necessary, including the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the Indemnifiable Third Party Claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,
(i) take such action as the Indemnifying Party may reasonably request in connection with such action,
(ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, or
(iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

(b) The Members and Seller specifically agree that any claims due and owing for indemnification by the Buyer against the Members and Seller (or any of them) shall, at the sole option of the Buyer, be first satisfied by deducting and otherwise offsetting such claims against any amounts due the Seller pursuant to the terms of this Agreement. The Buyer shall have full recourse against the Members and Seller (including their assets of whatsoever kind or nature) for payment of such indemnification claims. Notwithstanding anything in this Agreement to the contrary, the Members and Seller expressly agree that Buyer may settle or compromise any individual Indemnifiable Claim for indemnity they make hereunder to the extent that the amount of the settlement or compromise is less than or equal to $5,000 and the settlement or compromise does not impose any injunctive relief with respect to Seller or the Members; provided that the aggregate amount of such claims that Buyer may settle or compromise pursuant to the foregoing sentence is $50,000.
ARTICLE 9
MISCELLANEOUS
Section 9.01. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or sent by registered or certified mail (postage prepaid) or by recognized national courier service, return receipt requested, as follows:

If to Buyer:	Veramark Technologies, Inc.
3750 Monroe Avenue
Pittsford, New York 14534
Attn: Chief Financial Officer

If to Seller:	Source Loop, LLC

46090 Lake Center Plaza, Suite
Sterling, VA 20165
Attn: Managing Member

If to Members:	Christopher Lee
21538 Wild Timber Court
Ashburn, VA 20148

Daren Moore
100 Lansburgh Place
Alpharetta, GA 30022

Roberto Morson
6757 Gray Post Court
Centreville, VA 20121

Joseph Foster
5765 Shepherds Pond
Alpharetta, GA 30004

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice shall be effective when given.
Section 9.02. Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of New York (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of state and federal courts located in Monroe County, New York, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; provided that each party hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.
Section 9.03. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements (including the Letter of Intent), understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.04. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted heirs, representatives, successors and assigns; but, except in the event of an assignment occurring by operation of law or will because of the death or incapacity of a Member, neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by (a) Buyer without Seller’s written consent, or (b) Seller or the Members without the Buyer’s written consent; no such consent of any party to be unreasonably withheld or delayed. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted heirs, representatives, successors and assigns, any rights, benefits or obligations hereunder. No assignment of this Agreement shall relieve any party of its obligations hereunder.
Section 9.05. Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise. Notwithstanding anything in this Agreement to the contrary, the Seller and the Members shall not be responsible for any Loss pursuant to Section 8.02 or otherwise in connection with this Agreement and the transactions contemplated hereby unless and until the aggregate amount of all of such Losses shall exceed $50,000, in which case the Seller and the Members severally shall be liable for the entire Loss including the first $50,000. Notwithstanding anything in this Agreement to the contrary, the Seller and the Members shall not be responsible for any Loss pursuant to Section 8.02 or otherwise in connection with this Agreement in excess of $750,000.
Section 9.06. Multiple Counterparts. This Agreement may be signed and delivered, by facsimile or otherwise, in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof (whether by facsimile or otherwise) signed by the other party hereto.
Section 9.07. Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.
Section 9.08. Attorneys’ Fees. Except as otherwise provided in this Agreement, in the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding. For the purposes of this Section 9.08, Seller and Members shall be jointly and severally liable for any payment due hereunder from Seller and/or the Members.

Section 9.09. Risk of Loss. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of Seller’s assets, including the Properties, shall remain with Seller, and the legal doctrine known as the “Doctrine of Equitable Conversion” shall not be applicable to this Agreement or to any of the transactions contemplated hereby.
Section 9.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 9.11. No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, no provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its affiliates in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Agreement shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Veramark Technologies, Inc.
By:	/s/ Anthony C. Mazzullo
	Name:	Anthony C. Mazzullo
	Title:	President and CEO

Source Loop, LLC
By:	/s/ Joseph Foster
	Name:	Joseph Foster

By:	/s/ Christopher Lee
	Name:	Christopher Lee

By:	/s/ Daren Moore
	Name:	Daren Moore

By:	/s/ Roberto Morson
	Name:	Roberto Morson

Schedule 1.01
Rules of Construction
(a) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References in an agreement or instrument to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, such agreement or instrument unless the context shall otherwise require.
(b) General words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts.
(c) All Schedules attached to an agreement or instrument shall be deemed incorporated therein as if set forth in full therein. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. All references to “$” or “dollars” shall be to the lawful currency of the United States, all references to “days” shall be to calendar days and or all references to “months” shall be to calendar months, unless otherwise specified.
(d) The headings of Articles, Sections, Subsections and paragraphs in this Agreement are for descriptive purposes only and shall not control, alter, or otherwise affect the meaning, scope or intent of any provisions of this Agreement.
(e) The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.
(f) Each of the representations and warranties in this Agreement shall be separate and independent and, except as expressly provided, shall not be limited by reference to any other representation or warranty or anything in this Agreement.
(g) References to a Person are also to its permitted successors and permitted assigns.
(h) Unless otherwise expressly provided in any agreement or instrument, any agreement, instrument, statute, proclamation or decree defined or referred to therein or in any agreement or instrument that is referred to therein means such agreement, instrument, statute, proclamation or decree as from time to time amended, modified, supplanted or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, proclamations or decrees) by succession of comparable successor statutes, proclamations or decrees. References to all agreements or instruments include attachments thereto and instruments incorporated therein and references to any statute, proclamation or decree include all rules and regulations promulgated thereunder.

Schedule 1.02
Definitions
“Act” means the Securities Act of 1933.
“Affiliate” (whether or not capitalized) means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control,” “controlled by,” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.
“Assignment and Assumption Agreement” has the meaning set forth in Section 2.07.
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Balance Sheet” means the unaudited balance sheet of Seller relating only to the Business, as of the Balance Sheet Date.
“Balance Sheet Date” means May 31, 2010.
“Bill of Sale” has the meaning set forth in Section 2.07.
“Business” means the enterprise business of the Seller which provides third parties with telecom expense management services, including but not limited to telecom cost elimination, telecom invoice auditing, telecom sourcing and procurement, telecom rate benchmarking, telecom network optimization and telecom network assessments. The “Business” does not include the Retained Operation.
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Closing” has the meaning set forth in Section 2.07
“Closing Date” means June 11, 2010, at 11:00 a.m., or, subject to Section 2.07(e), such other date and time as the parties may agree to in writing.
“Code” means the Internal Revenue Code of 1986.
“Common Stock” means the common stock, $.10 par value per share, of Buyer.
“Collateral Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Employment Agreements, the Consulting Agreements and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Confidential Information” means confidential data and confidential information relating to the Business (which does not rise to the status of a Trade Secret under applicable law).
“Conflicting Services” means any product, service or process which is, or is usable for, the providing of telecommunications expense management.
“Consulting Agreements” means the consulting agreements referred to in Section 2.07(b)(v).
“Contracts,” when described as being those of or applicable to any Person, means any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.
“Customer” means each and every Person who or which, at any time during the two (2) years prior to the Closing Date: (1) contracted for, was billed for, or received services from Seller; or (2) was in contact with the Seller concerning the Seller’s products or services; provided, however, that this term applies only to Persons who were solely Customers of the Business, and not of the Retained Operation.
“Damages” means any and all actual damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including reasonable expenses of investigation, income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto).
“Employment Agreements” means the employment agreements referred to in Section 2.07(b)(iv).
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Seller (or any predecessor of Seller or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by Seller, the Business (as currently or previously conducted), the Purchased Assets or any activities or operations occurring or conducted at the real property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (1) arise under or relate to any Environmental Law and (2) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Schedule 3.19).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“GAAP” means United States generally accepted accounting principles consistently applied through the relevant period.
“Governmental Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local.
“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.
“Indemnified Party” has the meaning set forth in Section 8.03.
“Intellectual Property Right” means (1) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (2) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (3) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (4) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (5) computer software, (including source code, object code, firmware, operating systems and specifications), (6) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and Customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (7) industrial designs (whether or not registered), (8) databases and data collections, (9) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (10) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (11) all rights in all of the foregoing provided by treaties, conventions and common law and (12) all rights to sue or recover and retain damages and costs and reasonable attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Inventory” means all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of Seller in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsalable items.
“Knowledge of Seller” means the knowledge of any of the Members or any of the other officers or managerial personnel of Seller with respect to the matter in question that reasonably should have been obtained upon diligent investigation and inquiry into the matter in question.
“Leases” has the meaning set forth in Section 3.13.
“Legal Requirements,” when described as being applicable to any Person, means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.
“Letter of Intent” means the letter agreement dated April 20, 2010, among the Seller, the Members and the Buyer.
“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to Seller or an Affiliate of Seller and held for use or used in the conduct of the Business.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means a material adverse effect on the assets, properties, financial condition or business of an entity, taken as a whole.
“Notice” has the meaning set forth in Section 9.01.
“Office Lease” means the lease dated as of May 13, 2006 between the Seller and Royal Office Condominium Investors, LLC relating to the premises occupied by the Seller at 3060 Royal Boulevard South, Suite 115, Alpharetta, Georgia 30022.
“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by Seller or an Affiliate of Seller and held for use or used in the conduct of the Business.
“Parties” means Buyer, Seller and the Members, collectively.
“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.
“Person” (whether or not capitalized) means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Product” (whether or not capitalized) means each product or service under development, developed, licensed, distributed, sold or provided by Seller and any other products in which Seller has any proprietary rights or beneficial interest.
“Properties” (whether or not capitalized) means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by Seller, including the Purchased Assets.
“Purchase Price” has the meaning set forth in Section 2.06.
“Purchased Assets “ has the meaning set forth in Section 2.01.
“Retained Operation” means the business of the Seller which generally relates to clients who purchase telephony services for packaging and resale to others (as a cost of goods sold), and therefore are purchasers of such services at ‘wholesale.’ The Retained Operation does not include the Business.
“Sales Prospect” means any person or entity with whom Seller any Member or any of their officers, employees, agents or representatives has had any discussion with respect to the purchase of Business-related goods or Business-related services from the Seller during the twenty-four (24) months prior to the Closing Date.
“SEC” means the Securities and Exchange Commission.

“SEC Filings” means each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) of Buyer prepared by it since its initial public offering, in the form (including exhibits and any amendments thereto) filed with the SEC.
“Shares” means all of the shares of Common Stock issued to the Members pursuant to this Agreement.
“Tax” (whether or not capitalized) means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “taxes” means any or all of the foregoing collectively; and “tax return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“TEM” means telecom expense management services.
“TEM Revenue” means all revenue recognized by Buyer, on a consolidated basis, from providing TEM services. TEM Revenue shall mean Buyer’s gross revenues from providing managed services less its gross revenues from providing services to call accounting Customers for the relevant period, determined in accordance with GAAP.
“Trade Secrets” means information of Seller including technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts, whether reasonable or otherwise, to maintain its secrecy.
“Used” (whether or not capitalized) means, with respect to the Properties, Contracts or Permits of Seller, those owned, leased, licensed or otherwise held by Seller which were acquired for use or held for use by Seller in connection with Seller’s business and operations, whether or not reflected on Seller’s books of account.

Schedules and Exhibits not filed